Exhibit 99.1

Altimmune Announces CEO Transition and Succession Plan

Jerry Durso, accomplished industry leader, to succeed Vipin Garg, Ph.D. as Chief Executive Officer

Transition follows seven years of strong leadership by Dr. Garg

GAITHERSBURG, MD – December 1, 2025 -- Altimmune, Inc. (Nasdaq: ALT), a late clinical-stage biopharmaceutical company developing novel peptide-based therapeutics for liver and metabolic diseases, today announced a CEO succession plan under which Vipin Garg, Ph.D. will step down as the Company’s President and Chief Executive Officer effective January 1, 2026. Altimmune’s Chairman of the Board, Jerry Durso, will assume the role of President and Chief Executive Officer and retain his position as Chairman. To facilitate a smooth transition, Dr. Garg will serve as an advisor to the Company through June 30, 2026.

Since 2018, Dr. Garg has guided Altimmune into becoming an agile, clinical-stage company. During his tenure, the Company’s lead pipeline candidate, pemvidutide, advanced from a preclinical molecule to a Phase 3 ready program in metabolic dysfunction-associated steatohepatitis (MASH), with ongoing Phase 2 clinical programs in alcohol use disorder (AUD) and alcohol-associated liver disease (ALD).

“Serving as CEO of Altimmune over the last seven years has been an honor and privilege. I am incredibly proud of what our team has accomplished together and am grateful to have had the opportunity to work alongside a highly dedicated and talented group of people who joined me in establishing pemvidutide as the foundation of the Company’s pipeline and current clinical programs,” said Vipin Garg., Ph.D., Chief Executive Officer of Altimmune. “Pemvidutide presents an opportunity to change the standard of care for people with liver disease and Jerry is exceptionally well-suited to drive this program and Altimmune forward. He brings deep experience as a CEO of a liver disease focused company and a long track record of success leading clinical growth and commercialization.”

Pemvidutide is a balanced 1:1 dual glucagon and GLP-1 receptor agonist, which has demonstrated meaningful reductions in liver inflammation and fibrosis, and significant weight loss with impressive tolerability in patients with MASH. Later this quarter, Altimmune has a scheduled End-of-Phase 2 meeting with U.S. Food and Drug Administration (FDA) to align with the Agency on its proposed trial design and study endpoints for a Phase 3 MASH program. The Company expects to report 48-week data from the IMPACT Phase 2b trial before year end, which will include updated non-invasive test (NIT) and weight loss data along with safety and other related data.

“I am very excited to step into the role of CEO as Altimmune embarks on its next phase of growth and prepares to transition to a late-stage clinical company looking toward commercialization. I see significant potential for pemvidutide to bring unique benefits to patients with liver disease and look forward to leading the team and focusing on creating value for all of our stakeholders,” said Jerry Durso, Chair of the Board of Directors of Altimmune.

“I have great admiration for Vipin and the contributions he has made to Altimmune during his years with the Company. The solid scientific and financial footing of the Company today is a direct result of his leadership. In particular, the advancement of Altimmune’s program for MASH, with several important milestones expected before year-end, including additional clinical data and regulatory interactions. I am encouraged by the future of Altimmune and the potential to improve the lives of those with liver disease,” continued Mr. Durso.

Jerry Durso brings more than 30 years of results-oriented leadership experience in the life sciences industry, with deep expertise in corporate and commercial strategy, business development and operations. He most recently served as the Chief Executive Officer and a member of the Board of Directors of Intercept Pharmaceuticals, a company focused in liver diseases, where he built a successful rare disease franchise, transformed the corporate strategy and ultimately led the company through its successful acquisition by Alfasigma. Prior to his time at Intercept, Mr. Durso spent over two decades at Sanofi, where he oversaw multiple blockbuster franchises while holding senior leadership positions, including Chief Commercial Officer of the company’s Global Diabetes Division and Chief Commercial Officer of its U.S. Pharmaceuticals business. Mr. Durso was appointed to Altimmune’s Board of Directors in February 2025 and was named Chairman of the Board in August 2025.

About Altimmune

Altimmune is a late clinical-stage biopharmaceutical company developing novel peptide-based therapeutics for liver and metabolic diseases. The Company’s lead product candidate is pemvidutide, a glucagon/GLP-1 dual receptor agonist for the treatment of metabolic dysfunction-associated steatohepatitis (MASH), alcohol use disorder (AUD) and alcohol-associated liver disease (ALD). For more information, please visit www.altimmune.com.

Forward-Looking Statements

Any statements made in this press release related to the development or commercialization of pemvidutide, an investigational product candidate, and other business, regulatory and financial matters including without limitation, clinical trial study design, status, correspondence, results and data, the timing of key milestones for the Company’s clinical assets, future plans or expectations for pemvidutide for the treatment of MASH, AUD, and ALD, the prospects for receiving regulatory approval or commercializing or selling any product or drug candidates and the impact of changes to our leadership and governance structure, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, when or if used in this press release, the words "may," "could," "should," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict" and similar expressions and their variants, as they relate to Altimmune, Inc. may identify forward-looking statements. The Company cautions that these forward-looking statements are subject to numerous assumptions, risks, and uncertainties, which change over time. Important factors that may cause actual results to differ materially from the results discussed in the forward-looking statements, or historical experience include risks and uncertainties, including risks relating to: delays in regulatory review, manufacturing and supply chain interruptions, access to clinical sites, enrollment, adverse effects on healthcare systems and disruption of the global economy; the reliability of the results of studies relating to human safety and possible adverse effects resulting from the administration of the Company's product candidates; the Company's ability to manufacture clinical trial materials on the timelines anticipated; and the success of future product advancements, including the success of future clinical trials. Further information on the factors and risks that could affect the Company's business, financial conditions and results of operations are contained in the Company's filings with the U.S. Securities and Exchange Commission, including under the heading "Risk Factors" in the Company's most recent annual report on Form 10-K, quarterly report on Form 10-Q and the Company’s other filings with the SEC, which are available at www.sec.gov.

Investor Contact:

Lee Roth

Burns McClellan

lroth@burnsmc.com

Media Contact:

Savannah Valade

Real Chemistry

altimmune@realchemistry.com